SETTLEMENT AGREEMENT

     AGREEMENT this 8th day of July, 1998, between Incon Development, Inc., a New Hampshire corporation with a principal place of business at 5 Flagstone Drive, Hudson, New Hampshire ("Incon") and Integrated Health Services, Inc., a Delaware corporation with a principal place of business at 10065 Red Run Boulevard, Owings Mills, Maryland ("IHS").

     WHEREAS,  Incon  is  the  plaintiff  in  an  action  presently  pending  in
Hillsborough County Superior Court, Southern District, captioned Incon Development, Inc. v. Integrated Health Services, Inc., Docket No. 97-C-251 (the "Litigation"), which alleges breach of contract and other theories of recovery against IHS arising out of an agreement fully executed on March 27, 1996 between IHS and Incon, and IHS has defended against the Litigation alleging breach of contract on the part of Incon; and

     WHEREAS, the parties believe that the purchase of certain products by IHS from Incon and the exchange of other consideration identified below would be mutually beneficial and an appropriate way to resolve the Litigation.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. IHS has, on the date hereof, issued 39,012 shares of IHS common stock (the "Shares") to Incon having a total fair market value of one and one-half million dollars ($1,500,000). IHS agrees that to the extent Incon receives less than an average of $38.45 per share (before brokerage commissions) for the Shares sold by Incon during the two (2) trading days following the date Incon is notified that the registration statement covering the resale of the shares has been declared effective under the Securities Act of 1933, it will pay the difference between the product determined by multiplying $38.45 by the number of shares sold; provided that IHS shall not be required to pay more than one hundred thousand dollars ($100,000) in cash, and any excess will be paid through the issuance of additional unregistered shares of IHS common stock. IHS agrees to pay Incon interest on a monthly basis on one and one-half million dollars ($1,500,000) accruing from June 10, 1998 at a rate equal to the prime rate plus one point (as of June 10, 1998) calculated on a per annum basis, payable on the tenth day of each month beginning July 10, 1998. Should IHS common stock not become fully registered by September 28, 1998, then Incon shall have the right to put the Shares to IHS in exchange for one and one-half million dollars ($1,500,000) (plus any outstanding interest) in cash or cash equivalent payable forthwith in full satisfaction of its obligations enumerated in this paragraph. In the event that the sale price of the stock exceeds one and one-half million dollars ($1,500,000) plus any outstanding interest, the excess will serve to offset any amount of interest IHS might otherwise owe to Incon. Any additional excess amount will be refunded in cash to IHS forthwith.

     2. Incon represents to IHS that:

          (a) It is acquiring the Shares for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares have not been registered under the Securities Act of 1933, as amended ("the "Securities Act"), or under the securities laws of the various states, by reason of a specified exemption from the registration provisions thereunder which depends upon, among other things, the bona fide nature of Incon's investment intent as expressed herein.

          (b) It acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. It has been advised or is aware that Rule 144 promulgated under the Securities Act, which permits limited resales of securities purchased in a private placement, will not be available for a period of one year from the date hereof for resale of the Shares and, at the end of such one year period, may not be available. Consequently, Incon acknowledges that the Shares are an illiquid investment.

          (c) It has received and carefully reviewed all information which it deemed relevant in connection with its investment made hereby, including without limitation IHS' filings with the Securities and Exchange Commission. In addition, Incon acknowledges that it has had the opportunity to ask questions of, and receive answers from, IHS' representatives concerning IHS' business, financial condition and results of operations.

          (d) It is aware that no federal or state or other agency has passed upon or made any finding or determination concerning the fairness of the transactions contemplated hereby and it must forego the security, if any, that such a review would provide.

          (e) It is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (f) It understands that all certificates for the Shares issues to it shall bear a legend in substantially the following form:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH DEPOSITION WILL NOT REQUIRE REGISTRATION OF

          SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS."

     3. IHS has paid Incon two hundred thousand dollars ($200,000) for the purchase of certain products listed among those identified in the attached Exhibit A. IHS agrees that in addition to being responsible for all costs of shipping these products, it is also responsible for nine thousand dollars ($9,000) in handling costs and eighteen thousand dollars ($18,000) in destroyed or damaged product, and therefore, will receive only one hundred seventy-three thousand dollars ($173,000) worth of products. Any delay by IHS in taking possession of the products shall not constitute a waiver of its rights to the products.

     4. Incon represents and warrants that the products identified in Exhibit A have been warehoused for some time in Nashua, New Hampshire and are in their original packaging. Incon is not aware of any deterioration of clinical effectiveness and, following an inspection of those packages, IHS is not aware of any such deterioration. Beyond that, Incon makes no representation or warranty that the products are mechantable , fit for a particular purpose, or otherwise of any particular quality. In addition, apart from the representations contained herein, IHS agrees to indemnify and hold Incon harmless for any claim brought against Incon arising out of the quality of the products identified in Exhibit A.

     5. The parties will execute and file with the Hillsborough County Superior Court, Southern District, the docket markings attached as Exhibit B upon exchange of the consideration identified herein.

     6. The parties have executed the releases attached hereto as Exhibits C and
D. The release running to Incon (Exhibit C) will be delivered to Michael Pignatelli, counsel for Incon, as Escrow Agent ("Incon Escrow Agent"). Upon exchange of all other consideration identified herein, Incon Escrow Agent is authorized to distribute said release to Incon. The release running to IHS (Exhibit D) will be delivered to Michael Harvell, counsel for IHS, as Escrow Agent ("IHS Escrow Agent"). Upon exchange of all other consideration identified herein, IHS Escrow Agent is authorized to distribute said release to IHS.

     7. Nothing in this Agreement is to be construed as an admission of liability on the part of either party.

     8. The parties agree that any disputes concerning or arising out of the terms of this Settlement Agreement are to be governed by the internal law of New Hampshire.

     9. This Agreement and attachments reflect the entire understanding of the parties and supersedes any and all prior agreements or understandings between them.

     IN WITNESS WHEREOF, the parties have hereunto set their hands.

                                                Incon Development, Inc.

 /s/                                               BY /s/
---------------------------------------            -----------------------------
Witness

                                                Integrated Health Services, Inc.

 /s/                                               BY /s/
---------------------------------------            -----------------------------
Witness



                                                                       EXHIBIT A
                                           IHS
                                        INVENTORY
                                    PRODUCT OWNERSHIP                                     IHS
                             TRANSFER/WAREHOUSE SEGREGATION                UNIT         PURCHASE
     CATALOG #                            7/1/98                           COST        EXTENSION
     ---------                         -----------                         ----        ---------

ADULT DIAPERS:
 1000-01           Embrace Ultra Regular Fit w/Polymer, Small                 222           33.45     $   7,425.90
 1000-02           Embrace Ultra Regular Fit w/Polymer, Medium                288           30.65     $   8,152.90
 1001-01           Embrace Ultra Full Fit w/Polymer, Small                    115           34.28     $   3,942.20
 1001-02           Embrace Ultra Full Fit w/Polymer, Small                    341           31.81     $  10,647.21
LINER SYSTEM:
 1200-10           Embrace 10 x 24 Regular Pad 950cc                          175           35.65     $   8,238.75
 1200-20           Embrace 10 x 24 Super Absorbent Pad 1250cc                 100           43.26     $   4,326.00
 1200-02           Embrace Contour Liner, Regular                             242           31.29     $   7,572.18
 1200-04           Embrace Contour Liner Super Absorbent, Overnight           550           47.30     $  26,016.00
 1200-99           Embrace Large Mesh Pants                                    35           51.51     $   1,502.85
UROLOGICALS: 01
 3000-16           Embrace Urethral Tray 14fr.-16fr.                          106           34.32     $   3,637.92
 3000-01           Embrace Urethral Tray with Plastic Cath eter                30           28.64           859.20   Expired
 3002-10           Embrace Insert Tray 10cc. BZK                               95           26.76     $   2,542.20
 3002-30           Embrace Insert Tray 30cc, PVI                               265          28.40     $   7,524.00   Expired
IRRIGATION
 3007-10           Embrace Irrigation Solution Water, 110ml                    75           24.50     $   1,837.50   Expired
UROLOGICALS: 02
 3004-60           Embrace Irrigation Syringe, Piston 60cc, Sterile           873           83.90     $  73,244.70
 3009-00           Embrace Drainage Bag w/Anti-Reflux & Sample Port            41           34.00     $   1,394.00
 3009-10           Embrace Leg Bag, 500 ml, Medium                              9           53.12     $     478.08
 3009-20           Embrace Leg Bag, 1000ml, Large                              13           53.12     $     690.56
VINVL EXAM GLOVES:
 2001-01           Embrace Vinyl Exam, Small                                    5           35.80     $     179.00
POWER FREE EXAM GLOVES:
 2002-02           Powder Free Exam, Medium                                    14           55.37     $     775.18
LATEX EXAM GLOVES:
 2000-01           Embrace Latex Exam, Small                                  100           35.27     $   3,527.00
                                                                            -----                     ------------
Total                                                                       3,672                     $ 173,014.33
                                                                            -----                     ------------
                                                                                                      $ 173,000.00
                                                                                          Variance    $      14.33
                                                                                                      ============

                                                                       EXHIBIT B



                           THE STATE OF NEW HAMPSHIRE

HILLSBOROUGH, SS                                                  SUPERIOR COURT
SOUTHERN DISTRICT

                                    97-C-251

                             INCON DEVELOPMENT, INC.

                                       v.

                        INTEGRATED HEALTH SERVICES, INC.

                                 DOCKET MARKINGS
                                 ---------------

     The  parties  agree that the docket  shall be marked:  "Neither  Party.  No

Interest. No Costs. No further action for the same cause."



                                            Respectfully submitted,

                                            INTEGRATED HEALTH SERVICES, INC.

                                            By Its Attorneys,

                                            SHEEHAN PHINNEY BASS & GREEN,
                                            PROFESSIONAL ASSOCIATION

Date: May ___, 1998                         By:
                                              ------------------------------
                                              David W. McGrath, Esq.
                                              1000 Elm Street
                                              PO Box 3701
                                              Manchester, NH 03701-3701
                                              (603) 668-0300

                                              INCON DEVELOPMENT, INC.

                                              By Its Attorneys,

                                              RATH, YOUNG & PIGNATELLI,
                                              PROFESSIONAL ASSOCIATION

Date:                                         By:
    ------------------------                     ------------------------
                                                 Michael Pignatelli, Esq.
                                                 20 Trafalgar Square
                                                 Nashua, NH  03063
                                                 (603) 889-9952

`

                                                                       EXHIBIT C


                                 GENERAL RELEASE
                                 ---------------

     NOW COMES Integrated Health Services, a Delaware corporation with its principal place of business in Owings Mills, Maryland (hereinafter referred to as "the Releasor"), for and in consideration of a cross-release of even date and other good and valuable consideration, the receipt whereof is hereby acknowledged and hereby remises, releases and forever discharges and by these presents does for themselves, their employees, directors, shareholders, affiliates, subsidiaries, successors, heirs and assigns, remise, release and forever discharge Incon Development, Inc. a New Hampshire corporation with its principal place of business in Hudson, New Hampshire, its employees, directors, shareholders, agents, affiliates, successors, heirs and assigns (hereinafter referred to as "the Releasee") from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, which against the Releasee, the Releasor ever had, now has or which its successors, heirs or assigns, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of these presents, with particular reference, but without any limitation, to all claims and cause of action made or which could have been made associated with a contract dated March _____, 1996 between Releasor and Releasee for the purchase and sale of certain products to be used in Releasor's nursing home business, except that Releasor does not release any claim it might have against Releasee arising out of the Settlement Agreement dated ___________________



                                        INTEGRATED HEALTH SERVICES, INC.

Dated:  ________________                By:_______________________________
                                            Its ______________, duly authorized

STATE OF MARYLAND
COUNTY OF ________________  SS



     On this ___ day of April, 1998, personally appeared ______________ as ________________ of Integrated Health Services, Inc., known to me or satisfactorily proven to be the person described in the foregoing instrument, and acknowledged that he/she was duly authorized and that he/she executed the same on behalf of the Corporation for the purposes therein contained.



     Before me,

                                 ----------------------------------
                                 Notary Public/Justice of the Peace

                                 My Commission expires:
                                                       ------------

                                                                       EXHIBIT D


                                 GENERAL RELEASE
                                 ---------------

     NOW COMES Incon Development, Inc., a New Hampshire corporation with its principal place of business in Hudson, New Hampshire (hereinafter referred to as "the Releasor"), for and in consideration of a cross-release of even date and other good and valuable consideration, the receipt whereof is hereby acknowledged and hereby remises, releases and forever discharges and by these presents does for themselves, their employees, directors, shareholders, affiliates, subsidiaries, successors, heirs and assigns, remise, release and forever discharge Integrated Health Services, Inc., a Delawarecorporation with its principal place of business in Owings Mills, Maryland, its employees, directors, shareholders, agents, affiliates, successors, heirs and assigns (hereinafter referred to as "the Releasee") from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, which against the Releasee, the Releasor ever had, now has or which its successors, heirs or assigns, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of these presents, with particular reference, but without any limitation, to all claims and cause of action made or which could have been made associated with a contract dated March _____, 1996 between Releasor and Releasee for the purchase and sale of certain products to be used in Releasee's nursing home business, except that Releasor does not release any claim it might have against Releasee arising out of the Settlement Agreement dated _____________.




                             INCON DEVELOPMENT, INC.

Dated:  ________________     By:_______________________________
                                  Its ______________, duly authorized

STATE OF NEW HAMPSHIRE
COUNTY OF ________________  SS



     On this ___ day of April, 1998, personally appeared ______________ as ________________ of Incon Development, Inc., known to me or satisfactorily proven to be the person described in the foregoing instrument, and acknowledged that he/she was duly authorized and that he/she executed the same on behalf of the Corporation for the purposes therein contained.

     Before me,

                             ----------------------------------
                             Notary Public/Justice of the Peace

                             My Commission expires:
                                                  -------------